Exhibit 11

                 STANLEY FURNITURE COMPANY, INC.
      SCHEDULE OF COMPUTATION OF EARNINGS PER COMMON SHARE
                           (Unaudited)
              (In thousands, except per share data)

                                           March 31,  April 2,
                                             1996       1995

Net income used in calculating primary
  and fully diluted earnings per
  common share.........................     $1,583     $  794


Primary earnings per common share:

Weighted average shares outstanding....      4,727      4,727
Add shares issuable assuming exercise
  of stock options.....................         76

    Weighted average number of shares
      used in calculating primary
      earnings per common share........      4,803      4,727

  Primary earnings per common share....     $  .33     $  .17

Fully diluted earnings per common share:

Weighted average shares outstanding....      4,727      4,727
Add shares issuable assuming excer-
  cise of stock options................         76
    Weighted average number of shares
      used in calculating fully diluted
      earnings per common share........      4,803      4,727

  Fully diluted earnings per common
    share.............................      $  .33     $  .17